                                                                      Exhibit 10

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Independent auditors" in the Post-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-52568) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Variable Annuity Account W, which are incorporated by reference in Post-Effective Amendment No. 2, and to the use of our reports dated (a) February 1, 2002, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2002, with respect to the financial statements of Lincoln Life Variable Annuity Account W.


/s/ Ernst & Young LLP

Fort Wayne, Indiana
October 7, 2002